Exhibit r.3

The Blackstone Group L.P.

Code of Ethics

May 2013

The Blackstone Group L.P.

SECTION A – Code of Business Conduct and Ethics

Message from Stephen A. Schwarzman

All of us have every reason to be proud of Blackstone’s high standards. The Firm is committed to preserving its reputation for excellence and integrity in everything we do. Our reputation today is a tribute to all of you and the manner in which you conduct the Firm’s business, and for that we want to thank you wholeheartedly.

It has taken the Firm since 1985 to build that reputation, but we should be fully aware that reputations can be destroyed in a fraction of that time by one brief shortcoming.

None of you can be unaware of the trials and tribulations that have beset Wall Street. More than a few of these problems have arisen because of poor ethical judgments or simply a lack of appropriate standards.

To ensure that everyone fully understands the Firm’s approach and the standards by which we measure ourselves, the enclosed comprehensive Code of Business Conduct and Ethics has been prepared to help guide you in your decision-making.

It is imperative that you read and abide by these standards so that we can continue to be a successful and admired organization in the years ahead.

Thank you again for your diligence and cooperation in helping Blackstone maintain its stellar reputation.

Stephen A. Schwarzman
Chairman and Chief Executive Officer

January 2013

Business Ethics and Compliance Standards and Procedures

Integrity, honesty and sound judgment are fundamental to the reputation and success of The Blackstone Group L.P., its general partner, Blackstone Group Management L.L.C., their respective subsidiaries and affiliates (collectively, “Blackstone”). The policies outlined in this Code of Business Conduct and Ethics (the “Code”) are designed to ensure that all Blackstone directors, officers and employees not only conduct themselves lawfully at all times, but also maintain the highest ethical standards in every aspect of their dealings with other employees, the business community, clients, suppliers and government authorities.

The Firm is committed to providing equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.

No employee should be misguided by any sense of false loyalty to the Firm or a desire for profitability that might cause him or her to disobey any applicable law or Firm policy. Violation of Firm policy will constitute grounds for disciplinary action, including, when appropriate, termination of service.

The Firm believes our people are our most important resource. We seek to hire the brightest and most talented and empower them to be better. We continually strive for professional excellence.

Management seeks to (1) foster a stimulating culture where there is a commitment to excellence; (2) promote and reward our personnel for their contributions and achievements; and (3) promote an ethical environment and a sense of mutual trust and shared responsibility.

The material contained in this Code and in the Firm’s Compliance Policies and Procedures Manual, Investment Adviser Compliance Policies and Procedures and Policies of Employment or Service serve as a guide for employees when faced with legal or ethical questions. The Code and such other material is not all-inclusive, and the Firm expects employees to use their own judgment at all times to follow the high ethical standards to which the Firm is committed.

The Firm takes this Code very seriously. All employees must follow the ethical and compliance standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of law or of our ethical standards that they may witness or have a reasonable basis to believe exists. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, an employee retaliating or punishing another employee for reporting suspected unethical or illegal conduct or any questionable situation could well be acting in violation of the law. As discussed below, all reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. To this end, employees should keep in mind the following steps as they consider a particular problem or concern:

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from individuals other than your supervisor. In situations where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, consider discussing the issue with someone from the Human Resources department. If the issue relates to a specific Financial Industry Regulatory Authority (“FINRA”) or Investment Advisers Act of 1940 (as amended) matter, consider discussing the issue with the Chief Compliance Officer. In the case of accounting, internal accounting controls or auditing matters, consider discussing the issue with the Chief Financial Officer or the audit committee of the board of directors. Interested parties may also communicate directly with the Firm’s non-management directors through contact information located in the Firm’s annual proxy statement.

If employees are concerned about an ethical situation or are not sure whether specific conduct meets the Firm’s standards of conduct, employees are responsible for asking their supervisors or managers, a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer or a Colleague Advisor any questions that they may feel are necessary to understand the Firm’s expectations of them. Employees interested in communicating a concern anonymously may call the Employee Hotline
(1-888-279-8004).

Employees who fail to comply (either in letter or spirit) with these policies, including supervisors or managers who fail to detect or report wrongdoing, may be subject to disciplinary action, up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate a Firm policy;

•	Requesting others to violate a Firm policy;

•	Failure to promptly disclose a known or suspected violation of a Firm policy;

•	Failure to cooperate in Firm investigations of possible violations of a Firm policy;

•	Retaliation against another employee for reporting a good faith integrity concern; and

•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Firm policies and applicable law.

It is important to understand that a violation of certain of these policies may subject the Firm and the individual employee to civil liability and damages, regulatory sanction and/or criminal prosecution.

If you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or manager, a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer, a Colleague Advisor or the Employee Hotline. Similarly, if you are a supervisor or manager and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer, a Colleague Advisor or the Employee Hotline.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no employee will be subject to retaliation or punishment for good faith reporting of suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Firm of any questionable situation. Furthermore, any person who participates in retaliation against such employee will be subject to disciplinary action, up to and including termination of employment.

Waivers of the Code

Any waiver of any provision of this Code for executive officers or directors of Blackstone Group Management L.L.C. must be approved by the board of directors or a committee of the board of directors of Blackstone Group Management L.L.C. and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

Respect at Blackstone

When Steve Schwarzman and Pete Peterson formed the Firm in 1985, their aim was to build a group of related businesses, to attract the very best people and to provide an environment in which we could grow to become among the leaders in our respective business areas. That has meant fostering an environment in which there was and is freedom of expression, constant interaction, attentive listening and consideration to personal and business issues at all levels.

All personnel should treat everyone, including fellow employees, clients, vendors and guests, with respect and dignity. We are all individually responsible for creating and maintaining a work environment that is built on these values.

Colleague Advisor Program

The mission of the Colleague Advisor Program is to provide a discrete, neutral and informal process designed to facilitate resolution of concerns that employees may bring to an Advisor. In performing this mission, the Advisor serves as an information and communication resource, upward feedback channel, listener and coach. When making recommendations, the Advisor has the responsibility to suggest actions or policies that will be equitable to all parties.

As a designated neutral, the Advisor has the responsibility of maintaining the utmost discretion concerning matters that are brought to his or her attention unless given permission to do otherwise. The only exceptions, determined in the judgment of the Advisor, are where there appears to be any threat of serious harm, illegal activity or improper conduct that could reasonably be expected to give rise to potential liability on the part of the Firm. In these cases, the Advisor will counsel the employee to contact a supervisor or manager, a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer or the Employee Hotline. The Advisor will in any such case bring the matter to the attention of the Chief Legal Officer. Should the employee decline to do so, the Advisor will pursue reasonable avenues to investigate and effect change, if necessary. However, if the Advisor is unable to reach any resolution regarding the issue at hand, he or she will notify the employee that the Advisor may refer the issue to designated firm channels for resolution.

The Advisor function is independent of and separate from the Human Resources Department and other existing administrative structures. An Advisor does not serve as the recipient of notice on behalf of the Firm for any legal or other purpose. This must be done through a supervisor or manager, the Human Resources Department or the Chief Legal Officer. This role supplements, but does not replace, the Firm’s existing resources for airing concerns, reporting complaints, soliciting advice or dealing with conflict.

While maintaining the discreteness of individual communications, the Advisor may deliver periodic reports, either verbally or in writing, to the Human Resources Department.

Employee Hotline

The Firm recognizes the importance of an ethical and respectful workplace. To further this goal, we have partnered with an outside service provider, Harris, Rothenberg International (“HRI”), to provide a confidential Employee Hotline for all Firm employees.

Employees are encouraged to communicate concerns or complaints directly to managers, the Human Resources Department or an internal Colleague Advisor. The Employee Hotline, however, provides an additional communication channel for employees to voice their work-related concerns to an independent, objective and experienced party.

Employees may call this counselor directly at 1-888-279-8004 between 8:30 a.m. and 5:00 p.m., Monday through Friday. An employee may also leave a voicemail message 24 hours a day, seven days a week for a return call no later than the next business day.

Employees may hold anonymous conversations with the Employee Hotline Counselor or leave anonymous voice mail messages that will not be communicated to the Human Resources Department. At no time will the Employee Hotline utilize “Caller ID” technologies to identify an employee who wishes to remain anonymous. In order to facilitate positive action in response to employees’ concerns, callers are urged to give their names and work locations, but only if they feel comfortable doing so. If the employee would prefer that the hotline counselor notify the Human Resources Department on his or her behalf, the counselor will provide the Human Resources Department with a general summary of the complaint, with or without the name of the caller, depending on the employee’s preference.

If the employee decides to report the concern to a manager or the Human Resources Department directly after speaking to the hotline counselor, the Human Resources Department will review the concern fairly, discretely and quickly. The Human Resources Department will then determine the appropriate actions to address the concern and respond to the employee.

Confidential Information

The Firm regularly comes into possession of Confidential Information (as that term is defined below) in the course of the Firm’s business. The Firm is strongly committed to protecting Confidential Information, whether entrusted to the Firm by a client, investor or portfolio company, generated within the Firm or obtained from some other source. The Firm is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In the course of his or her participation in the work of the Firm, an employee or member of the Firm may obtain or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee or member of the Firm, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of the Firm or to its members, actual or prospective clients or investors, its affiliates (including funds managed by affiliates of the Firm), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Firm’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public. However, information that when viewed in isolation may be publicly known or can be accessed by a member of the public will constitute Confidential Information for these purposes if such information has become proprietary to the Firm through the Firm’s aggregation or interpretation of such information.

Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) the Firm, (b) a business group of the Firm, (c) one or more funds managed by affiliates of the Firm or (d) any individual or group of individuals during their time at the Firm, or (2) describes an individual’s role in achieving or contributing to any such investment results.

Because all Confidential Information constitutes a valuable asset of the Firm, without the prior written consent of the Firm (which may be given or withheld in the Firm’s sole discretion) or unless legally mandated, no employee or member of the Firm may, while he or she is employed by or associated with the Firm or at any time thereafter, (a) disclose any Confidential Information to any person except in furtherance of the business of the Firm, (b) make any other use of any Confidential Information except in the business of the Firm and in a manner which at all times is intended to serve the interests of the Firm or (c) disclose any information (whether or not Confidential Information) concerning the Firm or its present or former employees, members, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium.

Any Firm personnel who fail to comply, either in letter or spirit, with these important policies may be subject to disciplinary action, up to and including termination of employment. The Firm may pursue appropriate legal action against present or former employees or members to enforce these policies.

In addition to complying with the important policies set forth above, employees and members are required to execute a confidentiality agreement prior to the commencement of employment and familiarize themselves with and acknowledge that agreement by their signature, as well as adhere to the policies and procedures set forth in the Firm’s Compliance Policies and Procedures Manual and Investment Adviser Compliance Policies and Procedures. The latter documents contains important additional policies and procedures concerning Confidential Information and related matters.

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes in any way or even appears to interfere with the interests of the Firm as a whole. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Firm. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Firm and its clients. Employees may not have outside interests that conflict or appear to conflict with the best interests of the Firm or its clients. Employees are expected to act solely for the benefit of the Firm and its clients and must not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided and, if unavoidable, must be disclosed to the Compliance Department at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Compliance Department for guidance.

Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Firm and may not use their influence to get the Firm to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific written approval has been granted in advance by the Chairman and Chief Executive Officer or the Chief Legal Officer.

Outside Employment / Directorships

All employees are expected to devote their best efforts to their job at all times. Employees may not maintain outside employment activities that compromise job performance or that may present a conflict of interest or is prejudicial to the Firm.

It may be a conflict of interest to serve as a director of any company that competes with the Firm. Employees may not serve as a director of another company without first obtaining the approval of the Chairman and Chief Executive Officer or the Chief Legal Officer.

Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or Firm to consult for or represent the Firm, special care must be taken to ensure that no conflicts of interest exist between the Firm and the person or Firm to be retained. Employees must also ensure that outside consultants and agents of the Firm are reputable and qualified. Agreements with consultants or agents should be in writing and should be approved by the Legal and Compliance Department.

Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel, the Compliance Department or the Chief Legal Officer.

Corporate Opportunities

It is the Firm’s policy that employees, officers and directors may not take opportunities for themselves that are discovered through the use of Firm property, information or position, or use Firm property, information or position for personal gain. Furthermore, employees may not compete with the Firm directly or indirectly. Employees, officers and directors have a duty to the Firm to advance its legitimate interests when the opportunity to do so arises.

Protection and Proper Use of Firm Assets

Theft, carelessness and waste have a direct impact on the Firm’s profitability. Employees, officers and directors have a duty to safeguard Firm assets and ensure their efficient use. Firm assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse.

Firm assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Firm policy.

Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with the Firm’s equity holders, competitors, suppliers and employees. No employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Firm and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Relationships with Suppliers

The Firm encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for the

Firm. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services or other), or who have contact with suppliers, must not exploit their position at the Firm for personal gain. Under no circumstances may any employee receive cash or other items of value from any supplier, whether directly or indirectly. However, ordinary and customary periodic holiday gifts of a de-minimis amount are permitted.

Compliance with Laws

The Firm operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. All employees are expected to know and to follow the law. Supervisors, managers or other appropriate personnel must ensure that employees understand and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and, when necessary, to guide them to other subject-matter experts, including the Firm’s outside counsel. There are serious consequences for failing to follow any applicable laws, rules and regulations, up to and including termination of employment and potential criminal and civil penalties.

Governmental Filings and Responding to Governmental and Regulatory Requests

It is Firm policy to cooperate with all reasonable requests concerning Firm business from U.S. federal, state, municipal and foreign government agencies, such as the Federal Trade Commission, the Securities and Exchange Commission and the Department of Justice, and from regulatory organizations such as FINRA and the New York Stock Exchange. Employees must immediately forward any such requests, including requests for interviews or access to documents, to the Chief Legal Officer and wait for instructions before proceeding. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Firm without prior approval of the Chief Legal Officer.

With respect to filings made with U.S. federal, state, municipal and foreign governmental agencies, particularly those filings (e.g., Hart-Scott-Rodino filings) that are made in connection with an investment by the Firm, it is Firm policy that counsel retained by the Firm must generally be consulted prior to the submission of the filing with such agencies. In the event a decision not to contact outside counsel is made, written notification must be made to the Chief Legal Officer.

Insider Trading

The Firm’s policy against insider trading is designed to promote compliance with securities laws and to protect the Firm as well as Firm representatives from the very serious liability and penalties that can result from violations of these laws. The Firm is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort. It is the Firm’s policy that directors, executive officer and other employees of the Firm may not trade securities, of the Firm or otherwise, about which they learn material, non-public information. They are also prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Chief Legal Officer.

In addition, directors, executive officers and employees are prohibited from engaging in transactions in the Firm’s securities that are inconsistent with a long-term investment in the Firm, signal a lack of confidence in the Firm or may lead to the appearance of insider trading. Such transactions include short sales, extended settlement trades, options trading or other derivative transactions and short-term or “day” trading.

Any violation of the Firm’s policies and procedures regarding personal securities trading by an employee or an employee’s family member may result in dismissal, suspension, with or without pay or other disciplinary sanctions against the employee, whether or not the violation of the Firm’s policy also constitutes a violation of law.

Document Retention

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Firm or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Chief Legal Officer.

Taxes

The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should employees solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to (i) make false statements to tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to tax authorities or (v) willfully fail to collect, account for or pay a tax.

None of this prevents you from arranging your personal affairs in a manner serving to lawfully minimize the tax you are required to pay, and in so doing, you can consider all allowable deductions and credits that you may be entitled to claim.

In addition to complying with the tax laws, employees must cooperate fully with any regulatory entity or governmental authority and may not interfere with the administration of the tax laws. Payments and gifts to tax agents and other government officials are strictly prohibited. To this end, employees are required to refer business inquiries to the Chief Legal Officer and respond immediately to personal inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

Disparaging Remarks

Disparaging statements about the Firm or any of its personnel are strictly prohibited. Accordingly, no employee of the Firm may make, while in the employ of the Firm or at any time thereafter, any oral or written negative, derogatory or disparaging statement about the Firm or about any present or former employee or member of the Firm.

Employees who violate this policy may be subject to disciplinary action, up to and including termination of employment. The Firm may also pursue appropriate legal action against present or former employees to enforce this policy.

Doing Business Internationally

While the Firm must adapt to business customs and market practices in global markets, all employees worldwide should adhere to applicable U.S. laws and regulations and Firm standards. Every employee involved in non-U.S. operations should also respect the laws, cultures and customs of all countries in which the Firm operates and should conduct the Firm’s overseas activities in a way that contributes to development in all such locales.

Foreign Corrupt Practices Act / U.K. Bribery Act

TBG’s policy requires that all TBG Personnel must conduct their activities in full compliance with all applicable anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and any other anti-corruption laws that are in effect in the country in which TBG Personnel operate. A failure to do so will place both TBG’s business reputation and business success in serious jeopardy and may subject both TBG and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. Avoiding compliance breakdowns requires maintaining consistent ethical behavior. In other words, you must avoid behavior that amounts to giving or offering anything of value to anyone to reward improper performance or obtain an unfair business advantage.

Section D of this Code of Ethics states TBG’s requirements for conducting business in a manner that is compliant with applicable anti-corruption laws. Any TBG Personnel who have any questions whatsoever concerning the requirements of the FCPA, the U.K. Bribery Act, local anti-corruption laws, or this Policy should consult with the Chief Legal Officer or one of the following members of the Legal and Compliance Department: Peter Koffler Ext. 5431, koffler@blackstone.com; Marisa Beeney Ext. 2157, marisa.beeney@gsocap.com; Susannah Lindenfield Ext. 8694, susannah.lindenfield@blackstone.com; Judy Turchin Ext. 5748, judy.turchin@blackstone.com; Nick Tassell Ext. 4661, nick.tassell@blackstone.com.

Disclaimer

This Code is designed to acquaint directors, executive officers and employees with the Firm’s policies with respect to business conduct and ethics.

The information contained in this Code is not intended to represent all of the Firm’s policies. In addition, directors, executive officers and employees should be aware that the Firm may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Firm.

SECTION B – Policy on Inside Information and Personal Securities Trading

(Extracted from The Blackstone Group L.P. Compliance Policies and Procedures Manual)

ARTICLE III – CONFIDENTIAL INFORMATION

AND PERSONAL SECURITIES TRADING

3.1 Introduction

The Company and its related entities (for purposes of this Article III, references to the “Company” or “TBG” are deemed to include its related entities, including those entities that are registered as investment advisers under the Advisers Act) regularly come into possession of confidential information in the course of their business. TBG is strongly committed to protecting confidential information, whether that information is entrusted to the Company by an actual or prospective client or a portfolio company, generated within TBG or obtained from some other source. The Company is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In order to comply with all applicable federal and state laws and regulations to which TBG and its employees are subject, including those prohibiting the misuse of material, nonpublic information, to safeguard confidential information, to protect TBG’s reputation for integrity, to maintain client confidences and to avoid even the appearance of impropriety, TBG has adopted the following policies and procedures. These policies and procedures apply to all employees of the Company, which is defined for purposes of this Manual to include all officers and SMDs of the Company, and, in regard to personal securities trading, to members of the family (as defined in Section 3.5.1.A) of all employees. All employees are expected to follow these policies and procedures strictly and to ensure that, where required, an employee’s family also strictly follows them.

For purposes of this Article III, “employees” shall extend to all consultants and advisors unless the Legal and Compliance Department determines that this Article III shall not apply to them.

ANY VIOLATION OF THE COMPANY’S POLICIES AND PROCEDURES REGARDING THE HANDLING AND USE OF CONFIDENTIAL INFORMATION AND PERSONAL SECURITIES TRADING BY EMPLOYEES AND THEIR FAMILIES MAY RESULT IN DISMISSAL, SUSPENSION WITH OR WITHOUT PAY, OR OTHER DISCIPLINARY SANCTIONS AGAINST THE EMPLOYEE, WHETHER OR NOT THE VIOLATION OF TBG’S POLICY OR PROCEDURE ALSO CONSTITUTES A VIOLATION OF LAW. INDIVIDUALS WHO ARE CARRIED INTEREST AND/OR SIDE-BY-SIDE INVESTMENT PARTICIPANTS MAY ALSO RISK FORFEITURE OF THEIR UNREALIZED INVESTMENT GAINS ASSOCIATED WITH SUCH INVESTMENTS IN THE EVENT OF A VIOLATION OF THESE POLICIES, AND TBG MAY PURSUE APPROPRIATE LEGAL ACTION, INCLUDING INJUNCTIVE

RELIEF, AGAINST PRESENT OR FORMER EMPLOYEES TO ENFORCE THESE POLICIES. TRADING WHILE IN POSSESSION OF, OR TIPPING ON THE BASIS OF, MATERIAL, NONPUBLIC INFORMATION COULD ALSO RESULT IN CIVIL OR CRIMINAL LIABILITY, INCLUDING FINES, IMPRISONMENT, DISGORGEMENT OF THE PROFITS REALIZED OR LOSSES AVOIDED AS A RESULT OF THE ILLEGAL TRADING OR TIPPING AND OTHER SANCTIONS. EMPLOYEES SHOULD BE AWARE THAT TBG MAY INITIATE OR COOPERATE IN PROCEEDINGS RESULTING IN SUCH LIABILITY.

The need to exercise care in the handling and use of confidential information must be of constant concern to all employees and consultants. If an employee has any question as to the meaning of, or whether a particular action would violate, any of the policies or procedures set forth in this Manual section, he should promptly contact the Legal and Compliance Department and, in any event, always do so before undertaking any such action.

Employees and consultants are required to report promptly any breaches or lapses in TBG’s compliance policies and procedures to the Compliance Officer. Employees are also urged to discuss any perceived shortcomings or potential improvements in TBG’s compliance policies and procedures with the Legal and Compliance Department. The Legal and Compliance Department will bring any violations which it deems material to the Chief Legal Officer, who will determine what penalties, if any, will be applied.

On an annual or other periodic basis determined by TBG, each employee and consultant will be required to certify in writing that (i) he has received, reviewed, understands and reaffirms his agreement to abide by all of TBG’s policies and procedures regarding the handling and use of confidential information and personal securities trading, including any adopted since the last certification, (ii) to the best of his knowledge, he has complied with those policies and procedures, and (iii) he has no reason to believe that a violation of those policies or procedures, or the applicable federal or state securities laws or regulations, has occurred.

If the provisions of this Article III should conflict with, or impose different or incremental obligations on an employee from, the provisions of any other agreement to which such employee and TBG or any of its affiliated entities are parties, the provisions of this Article III shall take precedence over the provisions of such other agreement.

3.2 Handling and Use of Confidential and Material, Nonpublic Information.

3.2.1 Confidential Information.

During the course of employment by or association with TBG, employees and consultants may learn of or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee of TBG, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of TBG or to its members, actual or prospective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally or otherwise accessed via a data room portal such as Intralinks. All of such information, from whatever source learned or obtained and regardless of the Company’s connection to the information, is “Confidential Information.”

A. Confidential Information excludes information that has been made generally available to the public, but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to TBG through TBG’s aggregation or interpretation of such information.

Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) TBG, (b) a business group of TBG, (c) one or more funds managed by affiliates of TBG, or (d) any individual or group of individuals during their time at TBG, or (2) describes an individual’s role in achieving or contributing to any such investment results.

Because all of its Confidential Information constitutes a valuable asset of TBG and/or TBG’s clients, without the prior written consent of TBG (which may be given or withheld in TBG’s sole discretion), no employee or consultant of TBG or any of its affiliates may, while he or she is employed by or associated with TBG or at any time thereafter, (a) disclose any Confidential Information to any person except in furtherance of the business of TBG or its clients, (b) make any other use of any Confidential Information except in the business of TBG and in a manner which at all times is intended to serve the interests of TBG or its clients, or (c) disclose any information (whether or not Confidential Information) concerning TBG or its affiliates or its present or former employees, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium.

B. Employees and consultants are required to maintain the nonpublic status of all Confidential Information, and use such information only for TBG’s and its clients’ current and prospective business purposes.

C. Employees and consultants are prohibited from disclosing Confidential Information to any person outside TBG except as required by law, regulation or legal or judicial process, and only as authorized by the Chief Legal Officer,

CCO or the relevant SMD in the performance of TBG’s business activities. Confidential Information obtained directly or indirectly from a client may be disclosed to the client, the client’s advisors or consultants, and other persons authorized by the client to receive the information. Additional disclosure, such as to TBG’s advisors, should be made only after approval by appropriate supervisory employees and with the client’s permission.

This prohibition continues to apply after termination of employment or association until such time as the information has become widely disseminated to the public other than through disclosure by or through the employee or consultant.

Notwithstanding the foregoing, employees and consultants may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of a transaction and all materials of any kind (including tax opinions or other tax analyses) that are provided relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the transaction, (y) the date of the public announcement of the transaction and (z) the date of the execution of an agreement to enter into the transaction, and (ii) to the extent required to be kept confidential to comply with any applicable Federal or state securities laws.

D. Upon the termination of employment or association with TBG for any reason, all employees and consultants must promptly turn over to TBG all copies of all documents and other materials, in whatever form maintained (e.g., typewritten, handwritten, tape recorded, computer diskette), containing, reflecting, or otherwise relating in any way to, Confidential Information. This includes, but is not limited to, materials relating to the Company’s internal operations, such as copies of billing documents, time sheets, internal memoranda, and compliance materials, as well as TBG’s business matters, such as completed or draft transactional documents.

E. If upon his or her termination of employment or association for any reason, an employee or consultant wishes to remove personal non-confidential material and/or property with him or her in connection with such employee’s or consultant’s departure, the removal of such material and/or property must be reviewed and approved by the Chief Legal Officer or his designee.

F. All Confidential Information and property learned or developed in the course of employment at or association with TBG is at all times the exclusive property of the Company. Employees and consultants do not have and are prohibited from exercising ownership or other rights or interests inconsistent with TBG’s exclusive rights in any such information or property.

G. If Confidential Information is the subject of a confidentiality agreement or other restrictions, employees and consultants should be careful to ensure compliance with such agreement or restrictions. Any employee or consultant exposed to Confidential Information subject to such agreement or restrictions should be advised promptly of the existence and substance of the same. The Legal and Compliance Department should also be notified promptly of any such agreement or restrictions. If an employee would like to obtain Confidential Information via Intralinks, the employee must first inform a member of the Legal and Compliance Department.

3.2.2 Inside Information.

A. Under many circumstances, Confidential Information is also considered material non-public information (“Inside Information”). Inside Information is defined to include material, nonpublic information received, directly or indirectly, from an issuer of securities, a client, person or entity to whom the Company owes a fiduciary duty or duty of confidentiality, or TBG itself. Inside Information also includes information from any source that is misappropriated—i.e., wrongfully obtained, wrongfully used or wrongfully transmitted. An issuer means an issuer with traded securities (including syndicated loans) and securities which trade on GSTrUE and other similar unregistered equity markets.

In the context of a tender offer, material, nonpublic information obtained directly or indirectly from the offer or, target company or the agents of either is also considered Inside Information. Material, nonpublic information received from one having a fiduciary or confidential relationship with an issuer of securities, such as a target company’s law firm, investment banking advisor or consultants, should be treated as Inside Information to the same extent as if the information came directly from the issuer itself.

B. Information is material if it has potential “market significance,” meaning that (i) it is reasonably likely to have a substantial effect on the price of a company’s securities, (ii) there is a substantial likelihood that knowledge of the information would be considered important by the reasonable investor in making an investment decision regarding an issuer’s security, or (iii) there is a substantial likelihood that the reasonable investor would consider disclosure of the information to significantly alter the “total mix” of information publicly available relating to an issuer’s securities. As a common sense guide, information should be considered material if public disclosure of the information would likely affect the price of an issuer’s securities. Exhibit C contains a list of corporate and other developments which might be considered material.

C. Information should be considered nonpublic unless employees or consultants can point to some specific fact or event indicating that the information has been generally disseminated to the public by the issuer, such as disclosure in a press release, over a wire service, on the broad tape, on the internet, in newspapers or radio, or television or other public media or in publicly filed documents such as proxy statements and prospectuses. Information is not “public” if disseminated through non-authorized sources, such as market rumors or market speculation.

Information should also be considered nonpublic even when it has been publicly disclosed until a reasonable period of time has elapsed following disclosure for the information to be “digested” by the securities markets. What constitutes a reasonable period of time will vary depending on a number of factors, including the nature of the information; two (2) business days should be considered the minimum period. The dissemination of a market rumor should not be considered to be sufficient disclosure to constitute public disclosure of the information.

D. Whether information is Inside Information may depend on all of the facts and circumstances of a given situation, and the determination may require the application of sophisticated legal analysis that itself depends on the evolving state of the law. Accordingly, when employees or consultants have any doubt whatsoever as to whether information in their possession is Inside Information, from whatever source learned or obtained, they must (i) treat the information as Inside Information, (ii) refrain from trading in their own personal and family accounts, (iii) refrain from communicating it further, and (iv) promptly contact the CCO or the Chief Legal Officer. Employees and consultants are not to make any materiality judgments; materiality judgments may be made only by the CCO or Chief Legal Officer; In addition, if employees have reason to suspect that they have come into possession of Confidential Information (or information they have reason to suspect might be Confidential Information), in violation of the Company’s policies and procedures, or from any source outside TBG not in the ordinary course of TBG’s business, they should also refrain from communicating it further and promptly notify the CCO or the Chief Legal Officer.

E. If an employee or consultant is a member of a Board of Directors of any public entity, TBG shall reflect such fact on TBG’s Restricted List and monitor trading in such entity’s securities as necessary (see also section 3.3.5 B below).

3.3 The Information Wall.

3.3.1 Basic Policy.

An Information Wall is a set of written policies and procedures adopted by a multi-service investment firm designed to control and prevent the dissemination of nonpublic information concerning an issuer of securities between the departments (or entities) which regularly come into possession of, or generate, such information (typically, corporate advisory, mergers and acquisitions, or merchant banking) and departments that might misuse the information, such as those responsible for trading securities (sales, portfolio management and risk arbitrage). An Information Wall also controls the dissemination of nonpublic information within a particular department (or entity).

An effective Information Wall permits sales, trading, and other activities to continue in the ordinary course of business even though another department is in possession of Inside Information. It is thus important that all employees follow the specific Information Wall policies and procedures set forth below.

Without limiting this general prohibition, employees or consultants involved in transactional or other activities for any TBG department (or entity) which results in the receipt or generation of Confidential Information (“private side employees”) must be particularly careful that Inside Information is not transmitted to employees involved with trading activities and other non-transactional activities (“public side employees”). As a general matter, private side employees should not discuss specific issuers of securities or transactions that are or might become the subject of a TBG assignment with public side employees.

Exhibit D details general policies for communications among Blackstone’s business groups, and all employees should review the supplemental policies and procedures.

Private side employees (or other employees possessing Inside Information) may not give, and public side employees may not ask for, such information, except in connection with the Business Coordinator and other wall crossing procedures as described in Exhibit D.

Employees and TBG consultants are prohibited from disclosing Confidential Information (see Section 3.2 above) to any person inside TBG, except to the extent that such person has a bona fide “need to know” such information in furtherance of TBG’s business, including management and supervisory functions and the administration of the Company’s compliance policies and procedures, or a client transaction.

Even after trading in a security has been restricted, the dissemination of Confidential Information concerning or relating to the security should continue to be on a need-to-know basis only.

3.3.2 Document and Information Control.

A. Employees and consultants must safeguard documents and other materials that contain Confidential Information. These must not be left exposed to public access. Such materials should be stored in desk or file drawers, cabinets, or otherwise secured from public access when not in use. When in use, employees and consultants must be careful not to leave such documents unattended unless precautions are taken to secure them from public access.

Professional employees should make efforts to close their office doors when leaving their offices while materials that contain Confidential Information are in public view.

Employees and consultants must be careful when disposing of documents or other materials that contain Confidential Information and are encouraged to use paper shredders whenever possible.

B. Non-descriptive and non-revealing code names and numbers should be assigned to projects and the companies involved at the earliest possible time, such as upon the acceptance of a client assignment or active consideration of a proprietary transaction. Once assigned, code names and numbers should be used whenever possible in all documents, materials and discussions inside and outside the Company, or other references to the project.

C. Whenever possible, materials containing Confidential Information sent to the duplicating or telecommunications staff should be transmitted in interoffice envelopes. When such materials are delivered throughout the office, for example to an employee’s desk or in-box, they should be transferred in sealed envelopes or, at the very least, placed face down.

D. Client code name and number master lists, project lists and other materials containing Confidential Information related to TBG transactional or other projects should be distributed on a need-to-know basis. Such materials should not be directed, or otherwise made available to, public side employees.

E. The maintenance of a written Watch/Restricted List is a highly confidential procedure. Any employee or consultant who receives copies must exercise particular care in maintaining or destroying their copies. The list must not be subject to public access.

Those employees or consultants receiving copies of the Watch/Restricted List should destroy old copies upon the receipt of an updated version. The Legal and Compliance Department will maintain a file of copies of all versions.

Other documents that disclose client or target company identities, such as client charge lists, working group lists, code name and number lists, should be maintained and destroyed with similar care.

F. When materials containing Confidential Information are taken from the office, employees and consultants must be careful to ensure that such materials are secure from public view. Materials containing Confidential Information must be removed from TBG’s offices only for bona fide business reasons. Whenever it is possible to avoid doing so, such materials must not be discarded outside of TBG’s offices. Particular care must be exercised in those situations where such materials are discarded outside of the Company’s offices so that Confidential Information is not retrievable.

Employees and consultants must be particularly careful not to expose such materials removed from the office to public view while in use or otherwise. For example, employees should not review documents containing Confidential Information in public view while using public transportation.

Employees and consultants must be careful not to disclose Confidential Information inadvertently. Such information (for example, the names or other identifying characteristics of companies or persons associated with companies involved in actual or prospective transactions or developments) should not be mentioned in discussions in public settings, such as in elevators, bathrooms, taxicabs, airplanes and restaurants.

G. Employees and consultants must be careful that they are not capable of being overheard when they are discussing matters involving Confidential Information on the telephone or otherwise. For example, speaker telephones should be used in a way so that outsiders who might be in TBG’s offices are not inadvertently exposed to such information.

H. Employees and consultants should be careful not to reveal the whereabouts of colleagues when they are out of the office to persons outside TBG unless authorized to do so. Inquiries should be answered in general terms. For example, “Mr./Ms.                     is out of the office.” If an outside person urgently needs to reach a TBG professional, employees should contact the professional with a message or, if that is not possible, should consult appropriate persons within the Company as to how to handle the situation.

Employees and consultants must also be careful not to reveal the whereabouts of private side employees to other employees unless authorized to do so.

I. Employees and consultants should be careful to avoid making unnecessary copies of documents containing Confidential Information. For example, copying might generally be limited to current distribution and work needs.

J. Materials containing Confidential Information delivered by TBG or outside messengers to locations outside TBG’s offices should be sealed in an envelope, folder or other packaging so that the materials are secure from unauthorized access. Such materials should be delivered only to a doorman (or other person) or secured setting at the place of delivery and not left on a doorstep or other unsecured area.

K. Whenever possible, work involving Confidential Information should be delegated to appropriate employees in the following order: (i) permanent employees, (ii) temporary employees who regularly work for TBG, and (iii) other temporary employees.

3.3.3 Sensitive Area Controls.

A. Employees and consultants must check their offices, conference rooms and workrooms for materials containing Confidential Information prior to bringing outside persons or public side employees into these areas.

Employees and consultants must be careful to limit access to offices, conference rooms and workrooms in use when such rooms are left unattended while materials containing Confidential Information are left inside them.

When finished with a conference room or workroom, employees and consultants should be careful to ensure that materials containing Confidential Information are removed or properly discarded.

B. Visitors to the Company must not be allowed to frequent the nonpublic areas of the firm unescorted; rather, visitors must be escorted to their destination within the Company. Visitors attending meetings at the Company should not be permitted access to areas not related to the purpose of their meeting. As a general rule, visitors must not be allowed unattended in the offices of professional employees or other areas where they may be exposed to Confidential Information.

C. Employees and consultants must be careful to avoid discussing Confidential Information in the reception area and other public areas of the Company.

Reception or secretarial records, such as telephone message books, should be kept out of public view to the extent possible. Employees and consultants should be careful not to inadvertently leave materials that contain Confidential Information in the reception area or other public areas of TBG.

Care should be taken in announcing visitors when other persons are present in or around the reception area, or other areas where announcements are made.

D. Because of the likely prevalence of Confidential Information contained in work in progress or completed work ready for distribution, public side employees should avoid frequenting the Company’s duplicating, telecommunications and word processing areas, unless such areas are dedicated solely to the Company’s other trading departments (or entities).

3.3.4 Information Systems Controls.

A. CD-ROMs containing Confidential Information should be stored in desk or file drawers, cabinets or otherwise secured from public access when not in use. Access to personal computers, workstation computers and network computer systems should be limited.

As a general matter, individual project directories or CD-ROMs should be utilized by, and access should be limited to, those employees involved in the transactional or other business project to which the directories or diskettes relate.

B. Employees and consultants should be careful to limit access to printouts containing Confidential Information by, for example, (i) placing printouts in interoffice mail envelopes for delivery, and (ii) keeping printouts out of public view, for example, by placing them in a drawer, cabinet or other similar setting when it is not possible to make immediate delivery.

Unless requested to do so, word processing employees should not make or keep extra printouts of work containing Confidential Information.

C. Whenever possible, information systems files and directories should use client code names and code numbers.

D. Bloomberg or other market-data terminals in public areas should not be electronically programmed for continuous viewing of target company securities.

E. Employees and consultants should be careful to avoid making unnecessary copies of word processing or CD-ROMs containing Confidential Information. Employees should also be careful to monitor the distribution of such CD-ROMs beyond their source of origination.

F. Employees and consultants using computers should be careful not to leave materials containing Confidential Information displayed on the viewing screen when they leave their computer unattended.

G. Employees and consultants should avoid frequenting the computer control room unless they have a business need to be there.

H. Publishing Services and IT personnel should be especially vigilant in adhering to these controls.

I. Each TBG business group has its own computer drive, where its electronic documents are stored. Personnel in one TBG business group must not receive access to the computer drives used by other business groups without the consent of the Legal and Compliance Department.

3.3.5 Other Information Wall Policies and Procedures.

A. Employees and consultants must promptly notify the Legal and Compliance Department of the service of any legal process or the initiation of any inquiry, whether written or oral, from a governmental, regulatory or self-regulatory body. Examples would include the service of a subpoena requiring the production of documents or the initiation of a trading inquiry by the SEC or FINRA.

The Legal and Compliance Department will be responsible for responding to any such legal process or inquiry, and no response or communication relating thereto should be provided other than from, or with the approval of, the Legal and Compliance Department.

B. Some employees or members of their family (as defined below) may be directors of public corporations or “insiders” for purposes of the federal securities laws (“TBG Insiders”). Such persons are required to notify the Legal and Compliance Department of any such status or any change in that status. It is the general policy of TBG that Confidential Information received by TBG Insiders in their capacity as insiders is not to be disseminated within TBG and steps must be taken to ensure the Confidential Information is kept under secure conditions. It is also the general policy of TBG that no TBG employee may solicit or discuss with TBG Insiders Confidential Information about their company.

As an exception to this policy, and only with the Legal and Compliance Department’s prior approval, TBG employees and consultants engaged in transactional activities involving the company may have access to such information in connection with the transactional activity.

C. TBG employees, full-time or part-time, are prohibited from maintaining other employment of any kind with any other firm in the securities or financial industries without the prior written approval of the Legal and Compliance Department.

D. Non-TBG employees, such as temporary personnel and consultants, involved in providing services to TBG generally are required to execute a confidentiality agreement. Accordingly, employees arranging for such services should timely inform the Legal and Compliance Department so that such agreement can be executed before an assignment begins.

To the extent possible in arranging outside services, employees should request persons who have worked for TBG in the past and are found satisfactory.

E. Notes and other information should not be input into the Marketing 360 Database if they include (i) non-public information about pending TBG transactions, (ii) non-public information about any TBG portfolio company, or (iii) information that is not appropriate to share outside of the business group to which it relates. In general, marketing personnel in any business group can have access to non-public information from other groups to the extent that such information is contained in general pitch books. On the other hand, marketing personnel associated with a particular group should not have access to another group’s potentially market-moving information (e.g., information about pending transactions or non-public information about a portfolio company). As such, marketing personnel from one group should not attend or dial in to another group’s weekly investment meetings or receive distributions of memos and agenda relating to such meetings. One or more members of the Legal and Compliance Department periodically reviews the information posted on the Marketing 360 Database to ensure that TBG employees are not posting any information in the Marketing 360 Database in violation of the first sentence of this paragraph.

3.3.6 Third Party Research Providers.

The Legal and Compliance Department has adopted policies and procedures designed to ensure that consultations arranged through third-party providers do not lead to improper dissemination of material, non-public information. Such procedures may from time to time be supplemented by emails from the Chief Legal Officer. These procedures are attached as Exhibit E hereto.

3.3.7 Investor Relations and Business Development Group: Access to Intra-Group Information.

The Legal and Compliance Department has adopted policies and procedures designed to ensure that consultations arranged through third-party providers do not lead to improper dissemination of material, non-public information. Such procedures may from time to time be supplemented by emails from the Chief Legal Officer.

3.3.8 Written Information Security Program (“WISP”).

The Legal and Compliance Department has implemented a written information security program (“WISP”) designed to enhance safeguards for the protection of personal information of all TBG clients and employees. The WISP is attached as Exhibit F hereto.

3.3.9 Contact with Representatives of an Issuer.

The Information Wall does not prohibit public side employees from contacting appropriate representatives of an issuer concerning its business, operations or prospects. Contact may also be made with appropriate representatives of a party to a prospective transaction or the investment bankers, lawyers or other advisors to a party to a prospective transaction. However, public side employees conducting such contacts must contact only those persons who are reasonably likely to have authority to make disclosure on behalf of the issuer, identify themselves (including the nature of their responsibilities at TBG), state the reason for the contact and make clear that they do not seek any information other than that which may be supplied to any member of the public.

3.4 Watch and Restricted Lists.

The Watch and Restricted Lists are lists of companies which are maintained confidentially by the Legal and Compliance Department and usually seen only by the Legal and Compliance Department and limited senior personnel. The Watch and Restricted Lists restrict trading or other activity in the listed securities, although exceptions may be allowed.

The Restricted List is used where TBG possesses, or is likely to come into possession of, Inside Information concerning the listed company. The Watch List is used where TBG is considering an investment in, or a transaction involving, a company on a public basis.

3.4.1 Maintenance of the Watch and Restricted Lists.

A company should be added to the Restricted List as soon as TBG or one of its affiliates signs a confidentiality agreement with the company or otherwise obtains private information about such company. A company should be added to the Watch List as soon as TBG or one of its affiliates is actively considering an investment or transaction involving such company’s securities (and is not in possession of any private information). The Legal and Compliance Department records the date as well as the TBG employee responsible for each addition to the Restricted and Watch Lists.

What constitutes “active consideration” depends on the facts and circumstances of a given situation. Initiation of information gathering and/or background analysis, including valuation studies, preparation of documents setting forth strategic alternatives and consultation with outside experts or consultants are examples of steps that might, depending on the circumstances, constitute active consideration. The criterion is not “formal” retention, as active consideration may take place before “formal” retention.

Companies are typically moved from the Watch List to the Restricted List when a Confidentiality Agreement or an Engagement Letter is signed. A company often will be placed directly onto the Restricted List, depending on the judgment of the Legal and Compliance Department.

A company may be removed from the Restricted List when a confidentiality agreement has expired, TBG is no longer actively engaged by or working with a company, or any information received by TBG has become stale. A company may be removed from the Watch List when TBG or one of its affiliates decides it is no longer “actively considering” an investment in or transaction involving such company. A senior member of the Legal and Compliance Department must approve the deletion of a Restricted List or Watch List entry. The Legal and Compliance Department records the date and, if applicable, the TBG employee responsible for each deletion to the Restricted and Watch Lists.

3.4.2 Other Watch/Restricted List Procedures.

A. Where a prospective transaction involves, or likely will involve or affect, the securities of an additional company, such as those of a hostile or competing bidder or a white knight, consideration should also be given to placing those securities on the Watch or Restricted List. In addition, even where the securities of another company are not directly involved, where the value of such other company’s securities may be affected by the transaction (or the prospective transaction is otherwise material to another company’s securities), consideration should be given to adding the affected securities to the Watch or Restricted List.

B. The fact that an issuer’s securities are on the Watch or Restricted List is highly confidential and should not be disclosed by employees or consultants with such knowledge to any person outside of TBG. Such information should be treated as Inside Information and handled accordingly. Disclosure should not be made inside TBG except on a strict need-to-know basis and only with prior approval of the Legal and Compliance Department. Employees and consultants also should avoid speculations to whether, or why, an issuer’s name is on the Watch or Restricted List.

If anyone inquires regarding whether or not a company is on the Watch or Restricted List, or otherwise informally restricted, employees and consultants are to respond that TBG policy prohibits any comment, and should inform the Legal and Compliance Department of the inquiry.

C. The effectiveness of the Watch and Restricted Lists as a monitoring and preventive device depends on the Legal and Compliance Department’s receiving up-to-date information regarding transactional activities or other developments. Accordingly, any TBG employee or consultant having information suggesting that securities should be placed on the Watch or Restricted List should promptly consult the Legal and Compliance Department. As a general matter, senior private side employees should promptly advise the Legal and Compliance Department of new assignments, the active consideration of prospective situations or other developments that are likely to give rise to the receipt of Inside Information. In addition, private side employees should consult with the Legal and Compliance Department as to whether it is appropriate to place additional companies on the Watch or Restricted List, or remove companies from either list.

In no event should employees or consultants wanting to add a company to, or delete a company from, the Watch or Restricted List communicate this fact to anyone except senior supervisory employees or the Legal and Compliance Department. Such information should never be discussed with public side employees.

3.4.3 Conflict Clearance.

When more than one TBG business unit wishes to do business with the same company or issuer, a potential conflict may exist. These conflicts are typically resolved by the Chief Legal Officer or seniors members of the Legal and Compliance Department. The Chief Legal Officer and such senior members of the Legal and Compliance Department, as they deem appropriate, will consult with the Chairman and President of TBG or with members of applicable business groups in resolving conflicts. TBG also has established a Global Risk and Conflicts Assessment Committee consisting of senior members of various TBG business groups and senior operations and legal personnel. The Committee conducts quarterly meetings at which various conflicts-related issues are discussed.

3.4.4 Confidentiality Agreements/Engagement Letters.

TBG business groups typically obtain Confidential Information after the execution of confidentiality agreements and/or engagement letters with outside parties. It is therefore critically important that such agreements contain appropriate protections for the firm and should be negotiated and approved by an attorney in the Legal and Compliance Department. This procedure also ensures that issuer names are appropriately placed on the restricted list and checked for conflicts.

3.5 Personal Securities Trading.

Except as provided below, TBG’s policies and procedures regarding personal securities trading set forth in this section apply to transactions involving all equity and debt securities, including, but not limited to, common and preferred stock, instruments convertible or exchangeable for equity or debt securities, any derivative instruments relating to any such securities, including options, warrants and securities futures, any interest in a partnership or other entity that invests in any covered securities and all other debt and equity investments that are considered securities (collectively, “Securities”). This section does not apply to securities issued by federal, state and local governments. It also does not apply to securities issued by investment companies registered under the Investment Company Act of 1940 (open-end, closed-end and exchange-traded funds), other than funds managed or sub-advised by a TBG affiliate.

Employees should be aware that the Company’s policies and procedures regarding personal securities trading may prevent TBG employees and members of their family (as defined in Section 3.5.1A) and Personal Securities Trading Accounts (as defined in Section 3.5.1A) from exercising, or otherwise disposing of, options for particular securities, or disposing of the underlying securities following the exercise of an option, whether or not the option at issue will otherwise expire. Employees and members of their family and Personal Securities Trading Accounts may deliver the underlying securities on an exchange-traded covered short call option in response to a call notice, provided that the Legal and Compliance Department is informed prior to delivery.

3.5.1 Personal Securities Holdings and Accounts.

A. In accordance with FINRA Rules, all TBG employees and applicable consultants are required to notify the Legal and Compliance Department in writing prior to opening an account or placing an initial order with an executing member firm, and to notify the executing member firm in writing of their association with TBG. If the account was opened prior to the individual’s association with TBG, the individual must notify both the Legal and Compliance Department and the executing firm promptly after he or she commences employment with TBG.

In accordance with Rule 204A-1 under the Advisers Act, all TBG employees and applicable consultants are required to provide the Legal and Compliance Department with a report listing all current holdings in securities (excluding holdings in securities that are: direct obligations of the United States government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by money market funds; shares issued by registered open-end funds other than funds managed or sub-advised by a TBG affiliate; and shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds), at the following times: (i) no later than 10 days after the person becomes a TBG employee (the listing must be current as of a date not more than 45 days prior to the date the person became a TBG employee); and (ii) at least once during each 12-month period thereafter (the information on such annual report must be current as of a date no more than 45 days prior to the date the report is submitted). TBG must also receive brokerage statements constituting a quarterly transaction report for each employee within 30 days after the end of each calendar quarter. Personal Securities Trading Accounts include the following types of accounts through which securities may be traded (but do not include accounts that are authorized to trade only open-end mutual funds or 529 plans):

i.	Accounts in the employee or consultant’s name;

ii.	Accounts in the name of the employee or consultant’s spouse, unless it can be shown to the satisfaction of TBG that the spouse’s account is completely independent of the employee or consultant (e.g., by a separately documented agreement);

iii.	Accounts in the name of minor children, relatives or other individuals living with the employee or consultant or for whose support the employee is wholly or partially responsible (together with the employee or consultant’s spouse, the employee’s “Family”);

iv.	Accounts in which the employee or consultant or a member of the employee or consultant’s Family has a beneficial interest; and

v.	Accounts in which the employee or consultant or a member of the employee or consultant’s Family directly or indirectly controls (such as trustee or custodial accounts), participates in, or has the right to control or to participate in, investment decisions.

B. All employees and applicable consultants are required to notify the Legal and Compliance Department in writing promptly of any material change in the information provided to the Legal and Compliance Department regarding Personal Securities Trading Accounts. In this regard, employees must inform the Legal and Compliance Department prior to the opening of a new Personal Securities Trading Account. Promptly after opening a new Personal Securities Trading Account, employees must provide the Legal and Compliance Department with duplicate copies of all new account documentation.

C. All employees and applicable consultants are required to provide TBG with duplicate copies of all periodic account statements, transaction confirmations, and any other information reflecting account or transactional activity for all Personal Securities Trading Accounts, unless otherwise specifically approved in writing by TBG. In this regard, employees should promptly instruct their brokers to send the above information to TBG to the attention of the Legal and Compliance Department.

D. New employees and applicable consultants are required to instruct their brokers for all Personal Securities Trading Accounts to provide the Company with a duplicate copy of periodic account statements for each Personal Securities Trading Account covering the period from commencement of employment.

3.5.2 Personal Securities Transactions.

A. Employees and applicable consultants and members of their family and all Personal Securities Trading Accounts may not engage in, or recommend to or otherwise cause another person or entity to engage in, any securities transaction (including, without limitation, purchases, sales and redemptions of any “private placement”, hedge fund or other private securities), without first obtaining approval for such transaction from the Legal and Compliance Department. Employees and applicable consultants must inform the Legal and Compliance Department in writing by sending an e-mail to “Personal Trade Clearance” of the specific securities proposed to be traded and any other information requested by the Legal and Compliance Department. A member of the Legal and Compliance Department will respond to each e-mail approving or denying the request. Such responses will be issued between 9:00 and 10:00 New York time each business day, and will be good for one business day only (two business days for non-U.S. personnel). Employees may seek clearances for not more than 10 trades per week. After an employee sends an e-mail to “Personal Trade Clearance”, an automated e-mail will be sent to the employee with a link to this Article III in order to enable the employee to review these policies and procedures. Preclearance is not required for trading in a Personal Securities Account which has been approved by the Legal and Compliance Department as a managed account.

This rule applies for all Securities, as defined above, except closed-end funds (other than the closed-end funds and business development companies managed or sub-advised by GSO and BAAM), exchange-traded funds, mutual funds or U.S. government or municipal securities. In the case of options trading, employees must specify that the transaction is an options transaction and the type of option (i.e., put or call), as opposed to just requesting clearance on the underlying security.

Certain business groups have additional personal securities trading procedures, which may be more restrictive than the procedures set forth herein, for their personnel; such procedures have been supplied to such personnel.

B. TBG has the right to deny approval for a securities transaction without reason and without explanation. The fact that approval for a securities transaction is granted or denied is highly confidential and should not be disclosed by the person seeking approval to anyone inside or outside TBG.

Employees should not engage in speculation as to the reasons for the grant or denial of approval.

C. Any approval granted is valid only for the specific securities described to the Legal and Compliance Department and for which approval is granted.

D. Approval must be received for every purchase or sale transaction, even if the employee received approval for the original purchase or sale of the same securities or had purchased or sold the securities prior to joining TBG.

E. Employees and members of their family and Personal Securities Trading Accounts are required to execute approved securities transactions on the same business day as approval is received or, in the case of personnel located in non-U.S. offices, on the same or next business day. If for any reason an employee delays the execution of a transaction for which approval is obtained beyond this time, he must again seek approval for the transaction from the Legal and Compliance Department.

Employees and consultants and members of their family and all Personal Securities Trading Accounts may not engage in, or recommend to or otherwise cause another person or entity to engage in, any securities transaction is in possession of (i) Confidential Information relating to the securities learned in the course of employment or association with TBG, (ii) Inside Information relating to the securities, from whatever source learned whether inside or outside TBG, or (iii) information concerning the current or prospective trading activities of any TBG department or entity or any client of TBG that might affect the market for the securities. Employees and consultants are also prohibited from disclosing (tipping) Insider Information, from whatever source learned, to others (including a member of his family) who might trade while aware of such information.

If an employee or consultant has any doubt as to the status of information in his possession, he should inform the Legal and Compliance Department at the time approval is sought for a transaction and at all times prior to the execution of the transaction. If an employee or consultant comes into possession of questionable information after approval for a transaction is received, but before execution of the transaction, he should refrain from executing the transaction, notwithstanding the fact that approval has been obtained, until he has first consulted with the Legal and Compliance Department regarding the questionable information.

This policy continues to apply even after termination of employment or association with TBG for any reason until such time as the information has become generally available to the public other than through disclosure by or through the TBG employee or consultant.

F. Short sales of securities generally are permitted (other than units of BX).

G. The Company has the right to impose restrictions (in addition to those specifically set forth in this memorandum) on trading by TBG employees, consultants and members of their family and Personal Securities Trading Accounts at the expense of the employee, consultant, or a member of his family or a Personal Securities Trading Account. Such restrictions might take the form of, among other things, causing the employee or consultant to reverse, cancel, liquidate or freeze a transaction or position. The imposition of any such restriction is highly confidential and should not be disclosed outside TBG, or inside TBG except to the extent necessary to effectuate the restriction and, in such case, only with the prior approval of the Legal and Compliance Department. Employees and consultants should avoid speculation as to the reasons for the imposition of any restriction. The Company also has the right to ban those who fail to comply with these rules from engaging in personal securities trading for some period of time. The Legal and Compliance Department sends a memorandum to any employee who violates these rules, with a copy to the person’s department head. The Company also intends to ban securities trading for a period of at least 30–60 days for any person who fails on multiple occasions to comply with these rules. The ban on securities trading typically also will extend to personnel who do not submit their correctly completed Annual Acknowledgement Forms (until such time as the Forms are completed), as well as to new personnel who have not yet submitted an Acknowledgement Form.

H. Employees and members of their family and all Personal Securities Trading Accounts are prohibited from purchasing any “new issue” (as defined in the FINRA Rules) security in the initial public offering of the security. Such “new issues” may be purchased only in the secondary trading market after such market is established. In addition, TBG employees and members of their family are also prohibited from recommending to, or otherwise causing, another person or entity to purchase “new issues” in the initial public offering.

I. All directors, officers, Blackstone executive committee members and designated other employees (defined below) will be prohibited from trading in Blackstone common units outside of quarterly “window” periods. Window periods typically begin three trading days after the date of a quarterly earnings release and typically end three trading days prior to the end of the succeeding fiscal quarter. For these purposes, “designated other employees” will consist of persons in the finance, legal and compliance departments who are involved in the preparation of Blackstone’s SEC filings and other employees with regular access to material nonpublic information about Blackstone. Hardship or other special exceptions may be allowed on a case-by-case basis after the Legal and Compliance Department determines that the employee is not in possession of Inside Information.

Trades in Blackstone common units generally must be approved by the Chief Legal Officer or his designee in addition to the usual preclearance with the Legal and Compliance Department, and must take place in the employee’s account with Bank of America Merrill Lynch. Directors and executive officers generally will remain subject to this pre-clearance requirement until six months following termination of director or executive officer status.

TBG may from time to time implement event-specific blackout periods (e.g., if TBG is about to announce a major acquisition). Such blackout periods might be imposed on all directors, officers and employees of the firm or they might be imposed on directors, officers, designated other employees and all personnel in a given business group.

Subject to the Legal and Compliance Department’s pre-clearance in each instance, directors, officers and certain other senior personnel will be allowed to adopt Rule 10b5-1 plans which enable them to trade on a regular prescribed basis in Blackstone common units.

Personnel may not trade in derivatives which are based on Blackstone common units.

A separate memorandum dated November 2009, which has been distributed to all TBG personnel, sets forth procedures for TBG employees trading Blackstone common units. A copy of such memorandum is available upon request and is incorporated herein by reference.

3.5.3 Review and Certification.

A. Employees and consultants should be aware that the Legal and Compliance Department will use periodic account statements, transaction confirmations and other information, whether or not received from employees, to monitor and review securities trading by employees and consultants and members of their family through Personal Securities Trading Accounts on an on-going basis for compliance with TBG’s policies regarding such trading and applicable SEC and FINRA rules and regulations. The Legal and Compliance Department may also initiate inquiries of TBG employees and consultants regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by TBG.

B. On an annual, or other periodic basis determined by TBG, employees and consultants will be required to certify in writing that during the period they have complied with (i) the above-described notification requirements by informing TBG of all Personal Securities Trading Accounts and providing TBG with all required account and transaction information, including copies of all periodic account statements and transaction confirmations, and (ii) all of the Company’s policies and procedures regarding Personal Securities Trading.

SECTION C – Policy for Reporting Suspicious Activities and Concerns

Reporting Responsibility

Blackstone expects its employees to report promptly any violation of law, regulation or any Firm policy. Examples of the types of conduct that should be reported include, but are not limited to: (i) manipulation of financial results, (ii) irregularities in books and records, (iii) bribery or improper payments, (iv) theft or fraud, (v) violations of systems and controls that provide safeguards for clients / investors, (vi) retaliatory acts, (vii) discrimination or (viii) sexual or other unlawful harassment. For more details on Blackstone’s anti-harassment policies and complaint procedures, please refer to your Employee Handbook and to Blackstone’s “Policy on Reporting of Concerns Regarding Accounting and Other Matters” (also available on Blackstone’s website and intranet).

How to Report

Suspected violations may be reported to your direct supervisor or, if for any reason you are uncomfortable making the report to your direct supervisor, to the Firm’s Chief Legal Officer or the Audit Committee of Blackstone’s Board of Directors(1). Suspected violations of Human Resources policies and suspected employment-related violations may also be reported to the Global Head of Human Resources. If you would prefer to remain anonymous, a suspected violation may also be reported on an anonymous basis by calling the toll-free reporting number at (888) 279-8004. The reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. In addition, all reports should contain specific corroborating information to support the commencement of an investigation.

Investigation of Suspected Violations

Information about a suspected violation will be promptly brought to the attention of the Chief Legal Officer (or Head of Human Resources for violations of Human Resources policies and employment related violations) and appropriate action will be taken to review, and potentially investigate, the suspected violation. Every affected employee is required to fully cooperate with any inquiry that results from any reported conduct or situation. Employees who make an anonymous report may periodically call the toll-free reporting number to obtain the status of an investigation.

NON-RETALIATION POLICY

The Firm and its directors, officers and employees are prohibited from, directly or indirectly, discharging, demoting, suspending, threatening, harassing, or in any other

(1)	The Audit Committee can be reached at The Blackstone Group L.P., Attn: Audit Committee, 345 Park Avenue, New York, New York 10154.

manner discriminating or retaliating against an employee because the employee, in good faith, reported information under this policy or under applicable law or assisted in investigating such a report.

Unless necessary to conduct an adequate investigation or compelled by judicial or other legal process, the Firm shall not (i) reveal the identity of an employee who makes a report and asks that his or her identity remain confidential, or (ii) make any effort, or tolerate any effort made by any other person, to ascertain the identity of an employee who makes a report anonymously.

This policy is intended to create an environment where employees can act without fear of reprisal or retaliation. Any employee who is found to have engaged in retaliation against any employee who has exercised his/her rights under this policy or under applicable laws will be subject to appropriate remedial action, including possible termination. In addition, those individuals who violate applicable law may also be subject to civil and criminal penalties.

SECTION D – Gift and Entertainment Policy; Anti Corruption Policy

(Extracted from The Blackstone Group L.P. Compliance Policies and Procedures Manual)

ARTICLE IV – GLOBAL ANTI-CORRUPTION COMPLIANCE POLICY

4.1 Introduction

The Company is committed to conducting all aspects of its business in keeping with the highest legal and ethical standards and expects all persons acting on its behalf to uphold this commitment. To assist the Company in upholding this commitment in the context of bribery-related issues, the Company has designed and implemented the following Global Anti-Corruption Policy (this “Policy”). This Policy is applicable to all directors, officers, employees, agents, advisors, consultants, partners, representatives and other associated persons1 of TBG (collectively “TBG Persons”).

TBG’s policy requires that all TBG Persons must conduct their activities in full compliance with all applicable anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and any other anti-corruption laws that are in effect in the country in which TBG Persons operate. A failure to do so will place both TBG’s business reputation and business success in serious jeopardy and may subject both TBG and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. Avoiding compliance breakdowns requires maintaining consistent ethical behavior. In other words, you must avoid behavior that amounts to giving or offering anything of value to anyone to reward improper performance or obtain an unfair business advantage.

The pages that follow state TBG’s requirements for conducting business in a manner that is compliant with applicable anti-corruption laws. Any TBG Persons who have any questions whatsoever concerning the requirements of the FCPA, the U.K. Bribery Act, local anti-corruption laws, or this Policy should consult with the Chief Legal Officer, John Finley Ext. 5660, john.finley@blackstone.com, or one of the following members of the Legal and Compliance Department: Peter Koffler Ext. 5431, koffler@blackstone.com; Marisa Beeney Ext. 2157, marisa.beeney@gsocap.com; Susannah Lindenfield Ext. 8694, susannah.lindenfield@ blackstone.com; Judy Turchin Ext. 5748, judy.turchin@blackstone.com; Nick Tassell Ext. 4661, nick.tassell@blackstone.com.

[1]	The term “associated person” is a term of art used in the U.K.’s Bribery Act that applies to employees, agents and subsidiaries acting on behalf of TBG. The precise application of this term to portfolio companies is uncertain. Currently, this Policy recognizes that under certain circumstances, an argument could be made that a portfolio company or its officers or directors may be considered an “associated person”.

4.2 Our Policy

TBG Persons shall not be permitted to pay bribes.

No TBG Persons shall make, offer to make, or promise to make, payments, or give anything of value(1) , directly or indirectly, to any third party, including without limitation any government official(2) , to assist TBG in obtaining or retaining an improper business advantage.

While this Policy prohibits attempts to influence the actions of both foreign officials and private parties in a purely commercial context, please note that the U.S. Government and the U.K. Government’s continue to more closely scrutinize interactions with foreign government officials.

If confronted with a request or demand for an improper payment or other violation of this Policy, the request or demand must be immediately rejected and reported to the firm’s Chief Legal Officer. Similarly, if any employee or representative of TBG knows or believes that an improper payment has been or will be made, the employee or representative must also report such payment to the firm’s Chief Legal Officer. Alternatively, TBG Persons may report violations or suspected violations anonymously by telephoning our Whistleblower Hotline at +1 888-279-8004. TBG’s strict policy is that no adverse employment action will be taken against any personnel in retaliation for reporting a violation or suspected violation of anti-corruption laws or this Policy.

4.3 Administrative Payments

This Policy recognizes that in certain countries nominal administrative payments may, on rare occasion, be required to obtain routine government services. While such payments are generally prohibited under this Policy, exceptions may, under certain circumstances, be made if such payment is not designed to secure or receive an improper business advantage (or reward improper performance). Such consent will rarely be granted and even then, only after careful consideration of the facts, circumstances and legal requirements. No TBG Persons or associated person may, under any circumstances, make such payment without first obtaining the express, written consent of TBG’s Chief Legal Officer.

(1)	“Anything of value” includes cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.
(2)	The term “government official” includes all officers or employees of a government department, agency or instrumentality; permitting agencies; customs officials; candidates for political office; and officials of public international organizations (e.g., the Red Cross). This term also includes government-owned or controlled commercial enterprises such as state-owned or controlled universities, airlines, oil companies, health care facilities, or other vendors.

4.4 Gifts, Hospitality, Entertainment and other Items of Value

This Policy recognizes that the polite conduct of business, especially in certain foreign countries, may involve TBG Persons giving modest gifts to counterparts as a matter of courtesy or local custom. Similarly, hospitality or entertainment may be used to cement cordial relations. The following rules apply to gifts, hospitality and entertainment.

4.4.1 Gifts Given by TBG Persons.

A. General Guidelines on Providing Gifts.

The following rules apply to all TBG Persons:

•	No cash or cash equivalent gifts are permitted

•	The gift must be permitted under local law

•	The gift must be permitted by the recipient’s employer’s guidelines (if you are unsure whether a gift is permitted under the recipient’s employer’s guidelines, you should contact the Legal and Compliance Department)

•	The gift must be presented openly and with complete transparency

•	The gift must be provided as a token of esteem, courtesy or in return for hospitality and should comport with local custom

With respect to gifts in the United States, you should note that strict rules are likely to apply to providing gifts to federal, state and local employees, including public pension fund employees. These rules vary among government entities, and if you have any questions in this regard, you should contact the Legal and Compliance Department.

B. Gifts Given by Broker-Dealer Persons.

Broker-dealer Persons are prohibited from giving, directly or indirectly, anything exceeding $100 in value per individual per year to any person where such payment or gift is in relation to the business of the employer of the recipient. “Broker-dealer Persons” means all TBG Persons who are registered with FINRA. This restriction also is applicable to TBG Persons who are acting on behalf of Broker-Dealer Persons.

C. Gifts Given by Non-Broker-Dealer Persons.

Non-Broker-Dealer Persons are prohibited from giving, directly or indirectly, anything exceeding $500 in value per individual per year to any person where such payment or gift is in relation to the business of the employer of the recipient, without the prior consent of the Legal and Compliance Department.

D. Gifts Given by BAAM and GSO Personnel

BAAM and GSO Persons are subject to additional limitations and should refer to the relevant compliance manual supplement for BAAM or GSO or contact the Legal and Compliance Department for details.

4.4.2 Gifts Received by TBG Persons.

All TBG Persons must immediately report to the Legal and Compliance Department receipt of any gift exceeding $500 in value from any party that does business or competes with TBG, other than loans made or provided in the ordinary course of business or other services (on the same terms as are available generally) from banks or other financial institutions that may have relationships with TBG.

4.4.3 Hospitality and Entertainment

A. Introduction

The restrictions on making gifts do not preclude TBG Persons from engaging in “ordinary and usual business entertainment” when TBG Persons are hosting clients, prospects or other business associates (i.e., the TBG Persons must be present) at an occasional meal, sporting event, theater production or comparable entertainment event. Similarly, the restrictions on receiving gifts do not preclude TBG Persons from accepting “ordinary and usual business entertainment”.

In all cases, entertainment may not be so frequent or so extensive as to raise any question of propriety. TBG’s policies do not permit the use of business entertainment to provide incentives to conduct business with or through TBG in bad faith, in breach of trust, or without objectivity.

B. General Guidelines on Providing Hospitality and Entertainment. The following rules apply to all TBG Persons:

•	All business entertainment expenses must be reasonable in value. This includes both individual expenses and a series of expenses paid on behalf of a single official or entity.

•	The business entertainment expenses must be permitted under local law.

•	The business entertainment expenses must be permitted under the guidelines of the recipient’s employer (if you are unsure whether the business entertainment is permitted under the recipient’s employer’s guidelines, you should contact the Legal and Compliance Department).

•	The business entertainment expense must comport with local custom and practice.

•	When possible, the payment should be made directly by TBG Persons to the provider of the service, and should not be paid directly to the government official as a reimbursement.

•	The business entertainment expense must avoid the appearance of impropriety.

•	In addition to traditional gifts, both hospitality or entertainment that is provided to business relationships where TBG Persons are not in attendance and instances where TBG Persons pay for travel related expenses for a government official, shall be considered gifts, and subject to the rules and requirements for gifts specified in this Policy.

With respect to business entertainment in the United States, you should note that strict rules are likely to apply to providing business entertainment to federal, state and local employees, including public pension fund employees. These vary among government entities, and if you have any questions in this regard you should contact the Legal and Compliance Department.

C. Entertainment Combined with Travel.

Without limiting the foregoing, the Legal and Compliance Department’s prior consent is required where a TBG Persons wishes to accept or make an offer of entertainment that involves travel outside of the metropolitan area where the TBG Person (or recipient) works and has a value which exceeds $1,000 per individual.

D. Entertainment of Foreign Government Officials.

Subject to the general guidelines, prior to providing any hospitality or entertainment to a foreign government official with a value exceeding $500 per individual, all TBG Persons must consult with the Legal and Compliance Department and obtain specific written authorization. Similar prior authorization by the Legal and Compliance Department is required in the case of successive hospitality or entertainment of the same foreign government official within a six-month period that in the aggregate exceed $1,000.

4.4.4 Gift Log and Expense Reporting.

All gifts (given and received) which require the approval of the Legal and Compliance Department pursuant to this Article IV must be entered in the firm’s Gift Log, which is accessible via the firm’s intranet. The Legal and Compliance Department is notified immediately when an entry is made in the Gift Log. No such gift should be purchased or accepted until the Legal and Compliance Department has given specific written approval.

Any expenses incurred in connection with the purchase of a gift or the provision of business entertainment must be properly approved and fully recorded in the employee’s expense report.

In relation to business entertainment expense reporting, this applies regardless of amount or attendees. The expense report must enumerate all attendees, including the name of each attendee and his or her title and place of employment, and provide a detailed business purpose for the entertainment.

4.4.5 Internships / Employment.

On occasion, relatives of limited partners, suppliers, contacts or clients of TBG Persons or government officials may be offered internships or employment at TBG.

With respect to such internships or employment, 1) if a candidate is interviewed for an internship or employment within the ordinary course of filling a position, the Legal and Compliance Department must be notified of the relationship between the candidate or his or her immediate family (or an entity with which such family member is employed or otherwise affiliated) and the relevant TBG Persons, and 2) if a candidate (or his or her immediate family member) is employed by or otherwise affiliated with limited partners, suppliers, contacts or clients of TBG Persons, or government officials and such candidate is interviewed outside of the ordinary course of filling a position, any internship or employment offer must be pre-approved by the Legal and Compliance Department.

4.4.6 Kickbacks

TBG prohibits “kickbacks” of fees or other compensation to clients, prospects or any other persons in return for leads or other assistance.

4.4.7 Charitable Contributions

Charitable donations can in some circumstances be used as a disguise for an improper payment; for example where a donation is provided to a ‘charity’ which is controlled by an individual as a means to induce a favorable decision by that person. Therefore, while community support and charitable donations are encouraged, TBG Persons must be careful to ensure that charitable contributions do not constitute or give the appearance of an improper payment or conflicts of interest. As is the case with gifts, charitable contributions must be permitted by the recipient’s employer’s guidelines, and rules may apply with respect to providing charitable contributions at the request of federal, state, and local employees. Under any circumstances, the prior approval of the Legal and Compliance Department will always be required for any charitable contribution made at the request of a foreign government official or to a charity controlled by such official if TBG Persons intend that such official be made aware of the contribution. TBG Persons may, of course, exercise their personal right to make charitable donations from their own resources, providing this does not give rise to any actual appearance of impropriety for TBG.

4.5 Acquisition or Investment Related Due Diligence

As a regular component of due diligence performed with respect to potential investments or acquisitions, TBG Persons will work with counsel to analyze any potential anti-corruption related issues with respect to the potential investment or acquisition. TBG’s approach to anti-corruption due diligence is highly fact-intensive and is dependent upon the risks presented by each particular investment.

4.6 Due Diligence for Consultants and Other Third Party Advisors

TBG’s commitment to compliance with anti-corruption laws extends to the activities of third parties engaged by TBG Persons. TBG Persons should be careful to avoid any situations involving third parties that might lead to a violation of this Policy or any applicable anti-corruption laws. Accordingly, prior approval of the firm’s Chief Legal Officer is required if the firm is retaining, whether in connection with a prospective investment transaction for a TBG fund or for any other purpose, a consultant, finder, placement agent or any other advisor or agent, other than an internationally recognized (or otherwise previously approved by the Legal and Compliance Department) commercial bank, investment bank, consulting firm, accounting firm or law firm. This requirement applies as well to any retentions of such third parties by consortiums of investors of which a TBG fund is a part, or by portfolio companies at the behest of TBG.

In addition, prior to entering into an agreement with any agent, consultant, joint venture partner or other representative which requires prior approval of the firm’s Chief Legal Officer pursuant to the preceding paragraph, counsel for TBG shall perform appropriate anti-corruption-related due diligence and obtain from the third party appropriate assurances of compliance with the FCPA, the U.K. Bribery Act and this Policy. Depending on the circumstances, such assurances could include representations, warranties, covenants and certifications and may require the agent to undergo training.

4.7 Recordkeeping Requirements

TBG Persons must follow applicable standards, principles, laws and practices for accounting and financial reporting. In particular, TBG Persons must be timely and complete when preparing all reports and records required by TBG. In particular, TBG Persons should ensure that no part of any payment is to be made for any purpose other than that to be fully and accurately described in TBG’s books and records. No undisclosed or unrecorded accounts are to be established for any purpose. False or artificial entries are not to be made in TBG’s books and records for any reason. Finally, personal funds must not be used to accomplish what is otherwise prohibited by this Policy.

4.8 Penalties for Violations

In addition to jeopardizing TBG’s business reputation, violations of anti-corruption laws can subject both TBG as well as individual employees to substantial criminal and civil penalties. In addition to those penalties, violations of this Policy may result in discipline by TBG, including reprimand, suspension or termination. TBG may also report violations of this Policy to the appropriate supervisory regulatory or law enforcement authorities.

4.9 Updates, Acknowledgement and Training

TBG will provide periodic email reminders to all TBG Persons reminding them of their obligations under this Policy and, if applicable, apprising TBG Persons of any updates to this Policy. On an annual basis, all TBG Persons must acknowledge their compliance with this Policy in the annual acknowledgement form they are required to submit. In addition, at the discretion of the Legal and Compliance Department, certain TBG Persons may be required to undergo further training concerning the requirements of this Policy.

SECTION E – Political Contributions

(Extracted from The Blackstone Group L.P. Compliance Policies and Procedures Manual)

2.9 Political Contributions.

Personal political contributions or other political activity could be restricted by law or agreement or could have seriously negative business ramifications to TBG as a result of current or prospective business with related governmental bodies. Therefore, all TBG employees and senior advisors must obtain prior approval by emailing “Political Contribution Clearance” to make any political contributions or to solicit or coordinate any political contributions, including contributions to any political party and all political action committees, and including in-kind contributions (e.g. engaging in volunteer work on behalf of a candidate or party). The requirement to obtain prior approval may be extended to consultants at the discretion of the Legal and Compliance Department. The request for clearance must include the name of the recipient of the proposed contribution, the political office which the candidate is seeking and the amount and approximate date of the contribution. In the case of a solicitation or coordination of contributions or other activity, the request should include a description of the relevant event or activity. The employee will receive a reply from the Legal and Compliance Department granting or denying clearance. This requirement applies to contributions made in the name of an employee and his/her spouse, minor children and relatives or other individuals living with the employee or for whose support the employee is wholly or partially responsible. If a contribution or other activity is not completed within thirty days of receiving approval, a new request for approval must be made.

SECTION F – Outside Business Activities

(Extracted from The Blackstone Group L.P. Compliance Policies and Procedures Manual)

2.4 Outside Employment and Business Activities; “Doing Business As” (DBA) Names.

No employee shall (i) engage in a private securities transaction or outside business activity, or (ii) be employed by or accept any remuneration from, or perform any services for, any person or entity other than TBG or any affiliate thereof, except as specifically authorized in advance, in writing, by the Legal and Compliance Department. All employees are required to provide written notification to TBG prior to engaging in any outside business activities. TBG will review the notice and if necessary, impose conditions or limitations or prohibit the activity completely. TBG will document and keep records of this process. Any outside business activity, whether or not it requires a license (such as insurance or real estate), which has been disclosed to and authorized by the Legal and Compliance Department, must be kept entirely separate from, and should not conflict with, an employee’s TBG business activities and in no case should TBG e-mail or other communication systems or services be used to conduct any such outside business activity.

For employees who are registered with FINRA through one of TBG’s broker-dealer entities, typically their Form U-4 will have to be updated promptly to reflect an approved outside business activity.

A “private securities transaction” is any securities transaction (other than a passive personal investment) outside the regular course or scope of an employee’s employment with TBG. Typically the Legal and Compliance Department will not authorize private securities transactions by TBG employees.

Fictitious or corporate names are not allowed for TBG employees.